UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 21, 2016
 Date of Report (Date of earliest event reported)

AptarGroup, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11846 (Commission File Number)	36-3853103 (IRS Employer Identification No.)

475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014
 (Address of principal executive offices)

Registrant’s telephone number, including area code: 815-477-0424.

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2016, AptarGroup, Inc. (the “Company”) announced that Stephan Tanda will succeed Stephen Hagge as President and Chief Executive Officer of the Company.  Effective as of his appointment as President and Chief Executive Officer, which is expected to occur on February 1, 2017, the size of the Board of Directors of the Company will be increased to 11 and Mr. Tanda will be appointed as a director of the Company.  Mr. Tanda, age 51, currently serves as Executive Managing Board Director at Royal DSM NV (“DSM”) and oversees its global Nutrition business as well as its Pharma joint ventures and business interests in the Americas. DSM is a global supplier of ingredients and material solutions for the food, dietary supplement, personal care, medical device, automotive, paint, electronic and bio-material markets. A native of Austria, Mr. Tanda has a degree in plastics engineering from the University of Leoben (Austria) and has a Master’s in Business Administration (MBA) from the Wharton School of the University of Pennsylvania (USA). Prior to joining DSM, he served for three years as President and CEO of Freudenberg Nonwovens Group after spending over twelve years with DuPont where he lived in multiple locations in Europe and the U.S. as he assumed increasing responsibilities that included operations, P&L management, strategic planning, business development and leadership of a joint venture. Mr. Tanda brings to the Company and its board of directors his extensive global experience leading and building successful business-to-business organizations in several markets currently served by the Company, as well his transaction and integration experience.

Stephan Tanda Employment Agreement

On November 21, 2016, the Company entered into an Employment Agreement with Mr. Tanda (the "Employment Agreement") that contemplates a start date of February 1, 2017, or such other date, not to be later than March 1, 2017, as shall be agreed to by the Chairman of the Board of the Company and Mr. Tanda.  The Employment Agreement provides for employment through December 31, 2019, unless earlier terminated, at an initial salary of $1,000,000 per year, which amount may be increased (but not decreased) over the term of the Employment Agreement. The Employment Agreement automatically extends for one additional year each January 1st, unless terminated, but may not be extended beyond December 31, 2030.

The Employment Agreement provides that Mr. Tanda’s target annual performance incentive for 2017 will be set at 100% of his base salary, and may range from 50% to 200% of his base salary, depending on the level of attainment of certain goals and objectives.  For 2017, Mr. Tanda will also be entitled to receive stock options having a Black-Scholes value of $1,900,000 and an award under the Company’s Total Shareholder Return Outperformance Plan with a target cash amount of $750,000, and a payout range of 0% to 250% of the target, subject to the achievement of underlying performance goals, and will cliff vest after a three year period.  Mr. Tanda is also entitled to participate in the Company’s retirement and executive benefit programs on the same basis as the Company’s other senior executives.

In recognition of the fact that Mr. Tanda will forfeit certain equity awards provided to him by his current employer, the Employment Agreement provides for the payment of the cash value of such awards scheduled to vest in 2017, 2018 and 2019, subject to Mr. Tanda’s continued employment with the Company on the respective scheduled vesting dates.  Mr. Tanda is also entitled to be reimbursed for additional expenses related to his change in employment and relocation in the maximum amount of $250,000, plus a tax gross-up on certain of such reimbursed expenses.  If, prior to the one-year anniversary of his start date, Mr. Tanda is terminated for “cause” or resigns without “good reason” (as each such term is defined in the Employment Agreement), he must repay any amounts paid to him with respect to the awards of his current employer scheduled to vest in 2017, as well as any reimbursed expenses related to his change in employment and relocation.

If Mr. Tanda’s employment ends on account of death, Mr. Tanda’s estate will receive one-half of the base salary that Mr. Tanda would have received until the second anniversary of his death. If his employment ends due to the expiration of the Employment Agreement as a result of non-renewal by the Company, Mr. Tanda is entitled to receive an amount equal to one year's base salary, his target annual performance incentive and the medical, disability and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Mr. Tanda is terminated without "cause," he is entitled to receive 1.5 times (i) his base salary then in effect and (ii) the greater of (x) his target annual performance incentive for the year in which he was terminated and (y) the average of the annual performance incentives paid to him for the two preceding years, paid in 18 equal monthly installments, as well as the medical, disability and life insurance benefits he would otherwise received for a period of 18 months following the termination date.

After a “change in control” (as defined in the Employment Agreement), if Mr. Tanda’s employment is terminated by the Company or its successor other than for “cause,” disability or death, or if Mr. Tanda terminates his employment for "good reason," in each case within two years following the change in control, Mr. Tanda is entitled to receive a lump-sum payment equal to (i) three times his highest annualized salary during the 12 month period preceding the termination and (ii) three times the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, as well as the continuation of medical, disability and life insurance benefits for three years.

The Employment Agreement also contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Tanda from, among other things, becoming employed by a competitor of the Company for a period of 18 months or two years following termination (depending on the nature of the termination).

 The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Stephen Hagge Letter Agreement

On November 21, 2016, in connection with the previously announced retirement of Mr. Hagge that was scheduled to become effective December 31, 2016, the Company and Mr. Hagge entered into a letter agreement (the “Letter Agreement”).  The Letter Agreement provides that Mr. Hagge will continue to serve as the Company’s President and Chief Executive Officer from January 1, 2017 through March 31, 2017.  During that term, upon the appointment of Mr. Hagge’s successor, Mr. Hagge will remain an employee of the Company, serving as Special Advisor to the Chief Executive Officer, through the expiration of the term.  The Letter Agreement provides that, during its term, Mr. Hagge is entitled to monthly payments of $100,000 and continued welfare benefits and perquisite arrangements.

 The foregoing description of the Letter Agreement is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

A copy of the press release issued by the Company on November 22, 2016 announcing Mr. Tanda’s succession as President and Chief Executive Officer of the Company is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, dated November 21, 2016, between AptarGroup, Inc. and Stephan Tanda

10.2	Letter Agreement, dated November 21, 2016, between AptarGroup, Inc. and Stephen Hagge

99.1            Press release issued by AptarGroup, Inc. dated November 22, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AptarGroup, Inc.

Date: November 22, 2016	By:	/s/ Robert W. Kuhn
Robert W. Kuhn
Executive Vice President,
Chief Financial Officer and Secretary

Exhibit Index

10.1	Employment Agreement, dated November 21, 2016, between AptarGroup, Inc. and Stephan Tanda

10.2	Letter Agreement, dated November 21, 2016, between AptarGroup, Inc. and Stephen Hagge

99.1            Press release issued by AptarGroup, Inc. dated November 22, 2016